CONSENT OF BOARD OF DIRECTORS IN LIEU OF MEETING
(ATI MODULAR TECHNOLOGY CORPORATION)

NOW COMES the Board of Directors for ATI Modular Technology Corporation, a Nevada corporation (the "Company"), hereby consents pursuant to Article IV, Section 2 of the Bylaws to the following action in lieu of a meeting:

WHEREAS, AmericaTowne, Inc., a Delaware corporation and parent company to the Company ("AmericaTowne"), has merged with the Company with the surviving entity being the Company, but named "AmericaTowne Holdings, Inc." This merger shall be effective upon approval from the United States Securities and Exchange Commission and the Financial Industry Regulatory Authority.

WHEREAS, the Board of Directors has been advised that AmericaTowne has adopted the "AmericaTowne, Inc. Insider Trading Policy," hereinafter the "AT Insider Trading Policy".

WHEREAS, in anticipation of the effective date of merger, the Board of Directors has reviewed and approved for implementation for the Company, the AT Insider Trading Policy.

WHEREAS, the Board of Directors shall direct the Company's Chief Executive Officer – Alton Perkins, to provide notice to those directors, executive officers and key employees of the Company of the application of the AT Insider Trading Policy to the Company.

NOW THEREFORE, the Board hereby consents to the following actions:

RESOLVED that, the Board of Directors hereby adopts the AT Insider Trading Policy as if such policy was adopted for the Company by this Board of Directors.

RESOLVED, that, Mr. Perkins shall provide written notice to directors, executive officers and other key employees subject to the AT Insider Trading Policy by delivering a copy of these consent resolutions, the Insider Trading Policy, the memorandum issued by AmericaTowne regarding the Insider Trading Policy and the consent resolutions of the Board of Directors for AmericaTowne, and any other document Mr. Perkins believes is necessary to advise insiders of the AT Insider Trading Policy.

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Dated: February 6, 2018

By: Alton Perkins
Its: Chairman of the Board